SCHEDULE A

Amended and Restated as of May 7, 2024

to the

INVESTMENT ADVISORY AGREEMENT

dated February 26, 2015 between

THE ADVISORS’ INNER CIRCLE FUND III

And

KNIGHTS OF COLUMBUS ASSET ADVISORS LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of each Fund in accordance the following fee schedule:

Fund	Rate
Knights of Columbus Core Bond Fund	0.40%
Knights of Columbus Limited Duration Fund	0.40%
Knights of Columbus Large Cap Growth Fund	0.60%
Knights of Columbus Large Cap Value Fund	0.60%
Knights of Columbus Small Cap Fund	0.725%
Knights of Columbus International Equity Fund	0.90%
Knights of Columbus Long/Short Equity Fund	1.25%
Knights of Columbus U.S. All Cap Index Fund	0.20%
Knights of Columbus Real Estate Fund	0.80%

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND III

/s/ Michael Beattie

Name: Michael Beattie

Title: President

KNIGHTS OF COLUMBUS ASSET ADVISORS LLC

/s/ Anthony V. Minopoli

Name: Anthony V. Minopoli

Title: President & Chief Investment Officer

A-1